Exhibit 99.1
NEWS RELEASE
RAMBUS REPORTS SECOND QUARTER EARNINGS
Revenue of $35.7 million; loss of $1.38 per share includes a deferred tax asset valuation allowance of $1.25 loss per share
LOS ALTOS, Calif. — July 24, 2008 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today reported financial results for the second quarter of 2008.
Revenues for the second quarter of 2008 were $35.7 million, down 10.1% sequentially from the first quarter and down 24.9% over the second quarter of last year. Revenues for the six months ended June 30, 2008 were $75.5 million, down 22.8% over the same period of last year.
“Despite the obvious headwinds faced in the quarter, we remain committed to a strategy that focuses on long-term success,” said Harold Hughes, president and chief executive officer at Rambus. “We will continue to invest in technology development and fully fund our legal efforts. Nevertheless, we intend to reduce our current cost structure through actions which may include downsizing our workforce in order to maintain the financial strength of the company. In doing so, we will continue to support our customers and ensure we follow through on the commitments made to them.”
Total costs and expenses for the second quarter of 2008 were $52.6 million, which included $9.0 million of stock-based compensation expenses and $2.3 million for the previous stock-based compensation restatement and related legal expenses. This is compared to total costs and expenses of $63.0 million for the first quarter of 2008, which included $10.5 million of stock-based compensation expenses and $0.9 million of restatement and related legal expenses. General litigation expenses for the second quarter of 2008 were $9.1 million, a decrease of $4.1 million from the first quarter of 2008. As compared to the second quarter of last year, total costs and expenses decreased from $57.7 million, which included $10.3 million of stock-based compensation expenses and $7.5 million of restatement and related legal expenses. General litigation expenses in the second quarter of 2008 increased $2.4 million from the second quarter of 2007.
Total costs and expenses for the six months ended June 30, 2008 were $115.6 million, which included $19.5 million of stock-based compensation expenses and $3.2 million for the previous stock-based compensation restatement and related legal expenses. This is compared to total costs and expenses of $119.3 million for the same period of 2007, which included $19.7 million of stock-based compensation expenses and $14.5 million of restatement and related legal expenses. General litigation expenses for the six months ended June 30, 2008 were $22.3 million, an increase of $10.6 million from the same period in 2007.
During the second quarter of 2008, the Company recorded a valuation allowance of $130.5 million against its net deferred tax assets to fully reserve previously recorded tax benefits generated from its pre-tax losses in the U.S. Pursuant to the Statement of Financial Accounting Standard 109: Accounting for Income Taxes, the Company determined this valuation allowance is required due to significant negative evidence, such as cumulative losses in recent years and projected losses from operations. Projected income from settlements or litigation was not included in the determination for the valuation allowance. The valuation allowance will be maintained until sufficient positive evidence exists to support its reversal.

Net loss for the second quarter of 2008 of $144.7 million compares to a net loss of $12.6 million in the first quarter of 2008 and a net loss of $2.7 million in the second quarter of 2007. Net loss per share for the second quarter of 2008 was $1.38 as compared to a net loss per share of $0.12 in the first quarter of 2008 and a net loss per share of $0.03 for the second quarter of 2007. Net loss for the six months ended June 30, 2008 was $157.3 million as compared to a net loss of $6.6 million for the same period of 2007. Net loss per share for the six months ended June 30, 2008 was $1.50 as compared to a net loss per share of $0.06 in the same period of 2007.
Cash, cash equivalents and marketable securities as of June 30, 2008 were $394.2 million, down approximately $46.7 million from December 31, 2007 and up approximately $12.2 million from March 31, 2008. During the first quarter of 2008, the Company repurchased approximately 1.4 million shares of common stock for an aggregate value of $24.9 million and paid $18.3 million for the settlement of a class action suit. In April 2008, the Company also received $5.0 million of insurance proceeds related to reimbursement claims associated with the stock option investigation claims.
The conference call discussing second quarter results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today. A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 8040394.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Additional information is available at www.rambus.com.
Contacts:
Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com
Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$131,792	$119,391
Marketable securities	262,386	321,491
Accounts receivable	2,050	442
Unbilled receivables	134	1,478
Prepaids and other current assets	8,746	8,349
Deferred taxes	233	11,595

Total current assets	405,341	462,746

Restricted cash	2,412	2,286
Deferred taxes, long-term	2,577	116,209
Intangible assets, net	11,028	13,441
Property and equipment, net	26,111	24,587
Goodwill	4,454	4,454
Other non-current assets	5,350	3,624

Total assets	$457,273	$627,347

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,933	$11,283
Accrued payroll and related benefits	6,070	9,985
Accrued litigation expenses	11,743	26,234
Other accrued liabilities	8,215	5,894
Deferred revenue	2,467	2,756

Total current liabilities	37,428	56,152

Long-term liabilities:
Convertible notes	160,000	160,000
Other long-term liabilities	4,080	4,111

Total long-term liabilities	164,080	164,111

Total stockholders’ equity:	255,765	407,084

Total liabilities and stockholders’ equity	$457,273	$627,347

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Royalty revenue	$32,288	$39,190	$65,381	$82,936
Contract revenue	3,427	8,353	10,072	14,757

Total revenues	35,715	47,543	75,453	97,693

Costs and expenses:
Cost of contract revenues (1)	6,567	6,882	13,800	13,097
Research and development (1)	20,035	18,597	41,537	42,027
Marketing, general and administrative (1)	23,768	24,778	57,089	49,743
Costs of restatement and related legal activities	2,260	7,453	3,172	14,462

Total costs and expenses	52,630	57,710	115,598	119,329

Operating loss	(16,915)	(10,167)	(40,145)	(21,636)
Interest and other income, net	2,908	5,657	7,503	10,851

Loss before income taxes	(14,007)	(4,510)	(32,642)	(10,785)
Provision for (benefit from) income taxes	130,657	(1,790)	124,656	(4,177)

Net loss	$(144,664)	$(2,720)	$(157,298)	$(6,608)

Net loss per share:
Basic	$(1.38)	$(0.03)	$(1.50)	$(0.06)
Diluted	$(1.38)	$(0.03)	$(1.50)	$(0.06)
Weighted-Average Shares used in computing per share amounts:
Basic	104,804	103,820	104,743	103,820
Diluted	104,804	103,820	104,743	103,820

(1)	Total stock-based compensation expense for the three and six month periods ended June 30, 2008 and June 30, 2007 are presented as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Cost of contract revenues	$1,365	$1,645	$3,283	$2,736
Research and development	3,767	3,248	7,671	6,631
Marketing, general and administrative	3,821	5,431	8,528	10,374